EXHIBIT 99.04

22 March 2007

Shire plc (the "Company")

Notification of the Exercise of an Option and Sale of Shares by a Director.

The Company was notified by Mr Angus Russell, Chief Financial Officer, on 21 March 2007, of the exercise in London on the same day, of an option over 114,474 ordinary 5p shares in the capital of the Company at an exercise price of £5.065. Mr Russell chose to use a net settled cashless exercise facility run by the Company which resulted in 60,816 shares being allotted to him. The option over the remaining 53,658 shares lapsed.

The Company was further notified, by Mr Russell, on 21 March 2007, of the sale in London on the same day of 53,316 ordinary 5p shares in the capital of the Company at a price of £10.875. Mr Russell retained 7,500 shares.

Following this transaction Mr Russell’s shareholding in the Company increased to 9,719 ordinary shares, and he retains shares under option and stock appreciation rights in the Company totalling 1,172,488 ordinary shares.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.